-




                     PLEASE READ THIS CONTRACT CAREFULLY




ANNUITY BENEFIT PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VALUE OF THE VARIABLE ACCOUNT SECTION FOR ADDITIONAL INFORMATION.

VALUES REMOVED FROM A GUARANTEE PERIOD ACCOUNT PRIOR TO THE END OF ITS GUARANTEE PERIOD MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT THAT MAY INCREASE OR DECREASE THE VALUES. A NEGATIVE MARKET VALUE ADJUSTMENT WILL NEVER BE APPLIED TO THE DEATH BENEFIT. A POSITIVE MARKET VALUE ADJUSTMENT, IF APPLICABLE, WILL BE ADDED TO THE DEATH BENEFIT WHEN THE BENEFIT PAID IS THE CONTRACT'S ACCUMULATED VALUE. PLEASE REFER TO THE MARKET VALUE ADJUSTMENT SECTION FOR ADDITIONAL INFORMATION.


                          RIGHT TO EXAMINE CONTRACT

The Owner may cancel this contract by returning it to the Company or one of its authorized representatives within ten days after receipt. If returned, the Company will refund an amount equal to the sum of (1) gross payments, less any amounts allocated to the Variable Account, (2) the Accumulated Value of amounts allocated to the Variable Account on the date the returned contract is received at the Principal Office and (3) any fees or other charges imposed on the amounts allocated to the Variable Account. If, however, the contract is issued as an Individual Retirement Annuity (IRA), the Company will refund the greater of the above or the gross payments.






ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
Home Office:   Dover, Delaware
Principal Office:   440 Lincoln Street, Worcester, Massachusetts  01653

This is a legal contract between Allmerica Financial Life Insurance and Annuity Company (the Company) and the Owner and is issued in consideration of the initial payment shown on the Specifications page. Additional payments are permitted and may be made either to the Principal Office or to an authorized
representative of the Company.   Payments may be allocated to Variable Sub-
Accounts, the Fixed Account or Guarantee Period Accounts. While this contract is in effect, the Company agrees to pay annuity benefits to the Annuitant beginning on the Annuity Date or to pay a death benefit to the Beneficiary if either the Owner or Annuitant dies prior to the Annuity Date.


          /s/ Richard M. Reilly                         /s/ ???????????????

                 President                                      Secretary


                 FLEXIBLE PAYMENT DEFERRED VARIABLE AND FIXED ANNUITY
                                   NON-PARTICIPATING

                                TABLE OF CONTENTS



SPECIFICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

OWNER AND BENEFICIARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

VALUES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

TRANSFERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

WITHDRAWAL AND SURRENDER . . . . . . . . . . . . . . . . . . . . . . . . . . .10

DEATH BENEFIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

ANNUITY BENEFIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ANNUITY OPTION TABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

VOTING RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
                                       2

                                  SPECIFICATIONS


       Annuitant:                                      Contract Number:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Issue Date:                                         Contract Type:

Annuitant Sex:                               Annuitant Date of Birth:


        Owner:                                   Owner Date of Birth:


  Joint Owner:                             Joint Owner Date of Birth:


 Annuity Date: [The earlier of the date, if any,         Beneficiary:
               selected by the Owner or the later
               of annuitant's age 85 or birthday following the tenth contract anniversary not to exceed 90]

--------------------------------------------------------------------------------

Minimum Fixed Account Guaranteed Interest Rate: [3%]       Minimum Additional Payment: [$50]
Minimum Guarantee Period Account Interest Rate: [3% ]      Minimum Guarantee Period Account Allocation: [$1,000]
Death Benefit Effective Annual Yield: [5%]                 Minimum Withdrawal Amount: [$100]
Minimum Annuity Benefit Payment: [$50]                     Minimum Accumulated Value After Withdrawal: [$1,000]

Maximum Alternative Annuity Date: No later than the first of the month preceding the Annuitant's [90th]
                                  birthday and within life expectancy

Surrender Charge Table:

              Years Measured From          Surrender Charge as a
                Date of Payment           Percent of the Payments
             To Date of Withdrawal              Withdrawn
            ------------------------------------------------------

                [Less than: 1                    7%
                            2                    6%
                            3                    5%
                            4                    4%
                            5                    3%
                            6                    2%
                            7                    1%
                   Thereafter                    0%]

Withdrawal without Surrender Charge:   [15%]

Mortality and Expense Risk Charge:   [1.25%] on an annual basis of the daily
                                             value of the Sub-Account assets.

Administrative Charge:   [.15%] on an annual basis of the daily value of the
                                Sub-Account assets.

Contract Fee:   [$30, if the Accumulated Value is less than $50,000].

Principal Office:   440 Lincoln Street, Worcester, Massachusetts  01653
                    [(1-800-533-2124)]

       Annuitant:                                      Contract Number:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Initial Net Payment:

Initial Net Payment Allocation:

          VARIABLE SUB-ACCOUNTS

          [International Equity - 207
          Value - 208
          Emerging Growth - 209
          Growth - 205
          Multiple Strategy - 206
          Equity/Income - 201
          High Yield - 202
          Global Bond - 210
          Capital Reserves - 203
          Money Market - 204]


          FIXED ACCOUNT

          Initial Interest Rate:


          GUARANTEE PERIOD ACCOUNTS

                          GUARANTEED
            GUARANTEE      INTEREST       EXPIRATION
             PERIOD         RATE             DATE
            ---------     ----------      ----------
           [2 years
            3 years
            4 years
            5 years
            6 years
            7 years
            8 years
            9 years
          10 years]
         -----
          100%      TOTAL

                   DEFINITIONS

ACCUMULATED        The value of all accounts in this contract before
VALUE              the Annuity Date.  As long as the Accumulated
                   Value is greater than zero, the contract will stay in effect.

ACCUMULATION       A measure used to calculate the value of a Sub-
UNIT               Account before annuity benefit payments begin.


ANNUITY DATE       The date annuity benefit payments begin.  The
                   Annuity Date is shown on the Specifications page, unless the Owner elects an alternative Annuity
                   Date.

ANNUITY UNIT       A measure used to calculate annuity benefit
                   payments under a variable annuity option.

BENEFICIARY        The person, persons or entity entitled to the death benefit.

COMPANY            Allmerica Financial Life Insurance and Annuity Company.

CONTRACT YEAR      A period of one year computed from the date of issue or from an anniversary of the date of issue.

EFFECTIVE          The Valuation Date on or immediately following the
VALUATION DATE     day a payment, request for transfer, withdrawal or
                   surrender, or proof of death is received at the Principal Office.

FIXED ACCOUNT      The part of the Company's General Account to which
                   all or a portion of a payment or transfer may be allocated.

FUND Each separate investment series eligible for investment by a Sub-Account of the Variable
                   Account.

GENERAL ACCOUNT    All assets of the Company that are not allocated
                   to a Separate Account.

GUARANTEED         The annual effective rate of interest after daily
INTEREST RATE      compounding credited to a Guarantee Period
                   Account.

GUARANTEE PERIOD   The number of years that a Guaranteed Interest
                   Rate may be credited to a Guarantee Period
                   Account. The Guarantee Period may range from two to ten years.

GUARANTEE PERIOD   An account which corresponds to a Guaranteed
ACCOUNT            Interest Rate for a specified Guarantee Period and
                   is supported by assets in a Separate Account.

MARKET VALUE       A positive or negative adjustment assessed if any
ADJUSTMENT         portion of a Guarantee Period Account is withdrawn
                   or transferred prior to the end of its Guarantee Period.

OWNER The person, persons or entity entitled to exercise the rights and privileges under this contract.
                   Joint owners are permitted if one of the two is the annuitant.

PRINCIPAL OFFICE   The Company's office at 440 Lincoln Street,
                   Worcester, Massachusetts, 01653.

PRO RATA How a payment or withdrawal may be allocated among the accounts. A Pro Rata allocation or withdrawal will be made in the same proportion that the value of each account bears to the Accumulated Value.

SEPARATE ACCOUNT   A segregated account established by the Company.
                   The assets are not commingled with the Company's general assets and obligations.

SUB-ACCOUNT        A Variable Account subdivision that invests
                   exclusively in shares of a corresponding Fund.

SURRENDER VALUE    The amount payable to the Owner on full surrender
                   after application of any Surrender Charge, Market
                   Value Adjustment and contract fee.

TELEPHONE          A request by telephone to the Principal Office.  A
REQUEST            signed authorization must be on file  for such
                   requests to be honored.

VALUATION DATE     A day the values of all units are determined.
                   Valuation Dates occur at the close of business on each day the New York Stock Exchange is open for trading.

VALUATION PERIOD   The interval between two consecutive Valuation Dates.

VARIABLE ACCOUNT   The Company's Separate Account, consisting of Sub-Accounts that invest in the underlying Funds.

WRITTEN REQUEST    A request or notice in writing satisfactory to the
OR WRITTEN         Company and filed at the Principal Office.
NOTICE

                    OWNER AND BENEFICIARY

OWNER During the lifetime of the Annuitant and before the Annuity Date, the Owner will be as shown on the Specifications page unless changed in accordance with the terms of this contract. On and after the Annuity Date, the Annuitant will be the Owner unless the Owner immediately prior to the Annuity Date is not a person. In that case, ownership will remain the same on and after the Annuity Date.

                    The Owner may exercise all rights and options granted in this contract or by the Company, subject to the consent of any irrevocable
                    Beneficiary. Where the contract is owned jointly, the consent of both is required in order to exercise any ownership rights.

ASSIGNMENT          The Owner may be changed at any time prior to the Annuity
                    Date and while the Annuitant is alive. Only the Owner may assign this contract. An absolute assignment will transfer ownership to the assignee. This contract may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in effect are stated in the assignment.
                    Additional limitations may exist for contracts issued under provisions of the Internal Revenue Code.

                    An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of the assignment until it has received Written Notice. When recorded, the assignment will take effect as of the date it was signed. The assignment will be subject to payments made or actions taken by the Company before the change was recorded.

                    The Company will not be responsible for the validity of any assignment nor the extent of any assignee's interest. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

BENEFICIARY         The Beneficiary is as named on the Specifications page
                    unless subsequently changed. The Owner may declare any Beneficiary to be revocable or irrevocable. A revocable
                    Beneficiary may be changed at any time.  An irrevocable
                    Beneficiary must consent in writing to any change.
                    Unless otherwise indicated, the Beneficiary will be revocable.

                    A Beneficiary change must be made in writing on a Beneficiary designation form and will be subject to the rights of any assignee of record. When the Company receives the form, the change will take place as of the date it was signed, even if the Owner or Annuitant is then deceased. Any rights created by the change will be subject to payments made or actions taken by the Company before the change was recorded.

                    All death benefits provided by this contract will be divided equally among the surviving Beneficiaries of the same class, unless the Owner directs otherwise. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner or the Owner's estate.

PROTECTION OF       To the extent allowed by law, this contract and any
PROCEEDS            payments made under it will be exempt from the claims of
                    creditors. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.

                    PAYMENTS

                    The Initial Payment is shown on the Specifications page.

ADDITIONAL          Prior to the Annuity Date, the Owner may make
PAYMENTS            additional payments of at least the Minimum
                    Additional Payment (see Specifications page).
                    Total payments made may not exceed $5,000,000 without the Company's consent.

NET PAYMENTS        Each Net Payment is equal to the gross payment
                    less the amount of any applicable premium tax.
                    The Company reserves the right to deduct the amount of the premium tax from the Accumulated
                    Value at a later date rather than when the tax is first incurred. In no event will an amount be deducted for premium taxes before the Company has incurred a tax liability under applicable state law.

NET PAYMENT         The initial Net Payment is allocated as shown on
ALLOCATIONS         the Specifications page.   Additional Net
                    Payments will be allocated in the same
                    proportion as the initial Net Payment, unless changed by the Owner's Written or Telephone
                    Request.

                    If the Right To Examine Contract provision provides for a full refund of all payments, any portion of a Net Payment allocated to a Sub-Account or a Guarantee Period Account will be held in the Money Market Sub-Account during the contract's first fifteen days. After fifteen days, these amounts will be allocated as requested.

                    The minimum that may be allocated to a Guarantee Period Account is shown on the Specifications page. If less is allocated to a Guarantee Period Account, the Company reserves the right to apply that amount to the Money Market Sub-Account.

                    VALUES

VALUE OF THE        The value of a Sub-Account on a Valuation Date
VARIABLE ACCOUNT    is determined by multiplying the Accumulation
                    Units in that Sub-Account by the Accumulation
                    Unit value as of the Valuation Date.

                    Accumulation Units are credited when an amount is allocated to a Sub-Account. The number of Accumulation Units credited equals that amount divided by the applicable Accumulation Unit Value as of the Effective Valuation Date.

ACCUMULATION        The value of a Sub-Account Accumulation Unit as
UNIT VALUES         of any Valuation Date is determined by
                    multiplying the value of an Accumulation Unit for the preceding Valuation Date by the net investment factor for that Valuation Period.

NET INVESTMENT      The net investment factor measures the
FACTOR              investment performance of a Sub-Account from one
                    Valuation Period to the next. This factor is equal to 1.000000 plus the result from dividing
                    (a) by (b) and subtracting (c) and (d) where:

                    (a) is the investment income of a Sub-Account for the
                        Valuation Period, including realized or unrealized capital gains and losses during the Valuation Period, adjusted for provisions made for taxes, if any;

                    (b) is the value of that Sub-Account's assets at the
                        beginning of the Valuation Period;

                    (c) is the Mortality and Expense Risk Charge (see
                        Specifications page); and

                    (d) is the Administrative Charge (see Specifications page).

                    The Company assumes the risk that actual mortality and expenses may exceed the amount provided for such costs and guarantees that the charge for mortality and expense risks and the administrative charge will not be increased. Subject to applicable state and federal laws, these charges may be decreased or the method used to determine the net investment factor may be changed.

VALUE OF THE        Allocations to the Fixed Account are credited
FIXED ACCOUNT       interest at rates periodically set by the
                    Company. The Company guarantees that the rate of interest in effect when an amount is allocated to the Fixed Account will remain in effect for that amount for one year.
                    Thereafter, the rate of interest for that amount will be the Company's current interest rate, but no less than the Minimum Fixed Account
                    Guaranteed Interest Rate (see Specifications page).

                    The value of the Fixed Account on any date is the sum of allocations to the Fixed Account plus interest compounded and credited daily at the rates applicable to those allocations. The value of the Fixed Account will be at least equal to the minimum required by law in the state in which this contract is delivered.

VALUE OF THE        A Guarantee Period Account will be established
GUARANTEE PERIOD    on the date a Net Payment or transfer is
ACCOUNTS            allocated to a specific Guarantee Period.
                    Amounts allocated to the same Guarantee Period on the same day will be treated as one Guarantee
                    Period Account. The interest rate in effect when an amount is allocated is guaranteed for the duration of the Guarantee Period. Additional amounts allocated to Guarantee Periods of the same or different durations will result in additional Guarantee Period Accounts, each with its own Guaranteed Interest Rate and expiration date.

                    The value of a Guarantee Period Account on any date is the sum of the allocation to that Guarantee Period Account plus interest compounded and credited daily at the rate applicable to that allocation.

GUARANTEED          The Company will periodically set Guaranteed
INTEREST RATES      Interest Rates for each available Guarantee
                    Period. These rates will be guaranteed for the duration of the respective Guarantee Periods. A
                    Guaranteed Interest Rate will never be less than the Minimum Guarantee Period Account Interest
                    Rate (see Specifications page.)

RENEWAL             At least 45 days, but not more than 75 days
GUARANTEE           prior to the end of a Guarantee Period, the
PERIODS             Company will notify the Owner in writing of the
                    expiration of that Guarantee Period. The Owner may transfer amounts to the Sub-Accounts, the Fixed Account or establish a new Guarantee
                    Period Account of any duration then offered by the Company as of the day following the expiration of the Guarantee Period without a Market Value Adjustment. Guaranteed Interest
                    Rates corresponding to the available Guarantee
                    Periods may be higher or lower than the previous
                    Guaranteed Interest Rate. If reallocation instructions are not received at the Principal
                    Office before the end of a Guarantee Period, the Guarantee Period Account value will be automatically applied to a new Guarantee Period
                    Account with the same Guarantee Period unless:

                    (a) less than the Minimum Guarantee Period Account
                        Allocation (see Specifications page) remains in the Guarantee Period Account on the expiration date; or

                    (b) the Guarantee Period would extend beyond the Annuity
                        Date or is no longer available.

                    In such cases, the Guarantee Period Account value will be transferred to the Money Market
                    Sub-Account.

CONTRACT FEE        The Company will deduct a contract fee (see
                    Specifications page) Pro Rata on each contract anniversary prior to the Annuity Date and when the contract is surrendered. If the contract is issued to and maintained by the Trustee of a 401(k) Plan, the Company will waive the contract fee, but reserves the right to impose a fee of not more than $30.

                    TRANSFERS

                    Prior to the Annuity Date, the Owner may transfer amounts among accounts by Written or Telephone Request to the Principal Office. Transfers to a Guarantee Period Account will be subject to the Minimum Guarantee Period Account Allocation (see Specifications page). If less would be allocated to a Guarantee Period Account, the Company may transfer that amount to the Money Market Sub-Account.

                    Any transfer from a Guarantee Period Account prior to the end of its Guarantee Period will be subject to a Market Value Adjustment. In the case of a partial transfer of a Guarantee Period Account the Market Value Adjustment will be applied to the value remaining in the account.

                    There is no charge for the first twelve transfers per contract year. A transfer charge of up to $25 may be imposed on each additional transfer.

                    WITHDRAWAL AND SURRENDER

                    The Owner may, by Written Request, withdraw a part of the Accumulated Value of this contract or surrender it for its Surrender Value prior to the Annuity Date.

                    Any withdrawal must be at least the Minimum Withdrawal Amount (see Specifications page). A withdrawal will not be permitted if the Accumulated Value remaining in the contract would be less than the Minimum Accumulated Value After Withdrawal (see Specifications page). The Written Request must indicate the dollar amount to be paid and the accounts from which it is to be withdrawn.

                    When surrendered, this contract terminates and the Company has no further liability under it. The Surrender Value will be based on the Accumulated Value on the Effective Valuation Date.

                    Amounts taken from the Variable Account will be paid within 7 days of the date a Written Request is received (plus any period of extension under applicable laws, rules and regulations governing variable annuities).

                    Amounts taken from the Fixed Account or the Guarantee Period Accounts will normally be paid within 7 days of receipt of a Written Request. The Company may defer payment for up to six months from the receipt date. If deferred for 30 days or more, the amount payable will be credited interest at a rate of at least 3%.

WITHDRAWAL WITHOUT  In each calendar year, withdrawals up to the greater of
SURRENDER CHARGE    (a) or (b) may be made without a surrender charge where:

                    (a) is cumulative earnings, calculated as the Accumulated
                        Value as of the Effective Valuation Date reduced by total gross payments not previously withdrawn; and

                    (b) is a percent (see Specifications page) of the
                        Accumulated Value as of the Effective Valuation Date reduced by any prior withdrawal without surrender charge made in the same calendar year.

                    The withdrawal without surrender charge will first be deducted from cumulative earnings even if it is based upon (b) above. To the extent that it exceeds cumulative earnings, the excess will be considered withdrawn on a (last-in, first-out basis from payments not previously withdrawn. Amounts withdrawn from a Guarantee Period Account prior to the end of the applicable Guarantee Period will be subject to a Market Value Adjustment.

LIFE EXPECTANCY     In each calendar year, the amount of the life
DISTRIBUTION        expectancy distribution available under the
BENEFIT             Company's then current life expectancy
                    distribution rules that exceeds the withdrawal without surrender charge may also be withdrawn without charge. Life expectancy distribution is available only if the Annuitant is an Owner.

WITHDRAWAL WITH     Any amounts withdrawn or surrendered in excess
SURRENDER CHARGE    of the withdrawal without surrender charge or
                    life expectancy distribution benefit may be subject to a surrender charge.

                    These amounts will be taken on a first-in, first-out basis from payments not previously considered withdrawn. The Company will compute applicable charges using the Surrender Charge Table (see Specifications page) until the total amount withdrawn equals the amount of the withdrawal requested plus the withdrawal charge or, if a surrender, until all remaining payments have been exhausted. The surrender charge will then be deducted from the Accumulated Value in the same manner as the withdrawals.

WAIVER OF           The surrender charge will be waived if an Owner,
SURRENDER CHARGE    or the Annuitant if the Owner is not a person
                    is:

                    (a) admitted to a "medical care facility" after the issue
                        date of the contract and remains confined there until the later of one year after the issue date or 90 consecutive days;

                    (b) first diagnosed by a licensed "physician" as having a
                        "fatal illness" after the issue date of the contract; or

                    (c) physically disabled after the issue date of the
                        contract and before attaining age 65. The Company may require proof of continuing disability, including written confirmation of receipt and approval of any claim for Social Security Disability Benefits, and reserves the right to obtain an examination by a licensed physician of its choice and at its expense.

                    "Medical care facility" means any state licensed facility providing medically necessary inpatient care which is prescribed by a licensed "physician" in writing and based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal illness" means a condition diagnosed by a licensed "physician" which is expected to result in death within two years of the diagnosis. "Physician" means a person other than the Owner, the Annuitant or a member of one of their families who is state licensed to give medical care or treatment and is acting within the scope of that license.

                    No additional payments are permitted after this provision becomes effective.

MARKET VALUE        A transfer, withdrawal or surrender from a
ADJUSTMENT          Guarantee Period Account at the end of its
                    Guarantee Period will not be subject to a Market
                    Value Adjustment. A Market Value Adjustment will apply to all other transfers or withdrawals, or a surrender. Amounts applied under an annuity option are treated as withdrawals when calculating the Market Value
                    Adjustment. The Market Value Adjustment will be determined by multiplying the amount taken from each Guarantee Period Account before deduction of any Surrender Charge by the market value factor. The market value factor for each Guarantee Period Account is equal to:

                               [(1+i)/(1+j)]n/365 -1

                    where:

                    i is the Guaranteed Interest Rate expressed as a decimal (for example: 3% = 0.03) being credited to the current Guarantee Period;

                    j  is the new Guaranteed Interest Rate,
                       expressed as a decimal, for a
                       Guarantee Period with a duration
                       equal to the number of years
                       remaining in the current Guarantee
                       Period, rounded to the next higher
                       number of whole years.  If that rate
                       is not available, the Company will
                       use a suitable rate or index allowed
                       by the Department of Insurance; and

                    n is the number of days remaining from the Effective Valuation Date to the end of the current Guarantee Period.

                    If the Guaranteed Interest Rate being credited is lower than the current Guaranteed Interest Rate, the Market Value Adjustment will decrease the Guarantee Period Account value. Similarly, if the Guaranteed Interest Rate being credited is higher than the current Guaranteed Interest Rate, the Market Value Adjustment will increase the Guarantee Period Account value. The Market Value Adjustment will never result in a change to the value more than the interest earned in excess of the Minimum Guarantee Period Account Interest Rate (see Specifications page) compounded annually from the beginning of the current Guarantee Period.

                    DEATH BENEFIT

                    At the death of the Annuitant, Owner or joint Owner, whichever occurs first, the Company will pay to the Beneficiary a death benefit determined as of the Effective Valuation Date upon receipt at the Principal
                    Office of proof of death.   If the Annuitant is also an
                    Owner and dies, the Annuitant's death benefit will apply.

ANNUITANT'S DEATH   If the Annuitant dies before the Annuity Date, the death
BENEFIT BEFORE THE  benefit will be the greatest of:
ANNUITY DATE
                    (a) the Accumulated Value increased by any positive Market
                        Value Adjustment;

                    (b) gross payments accumulated daily at the Death Benefit
                        Effective Annual Yield shown on the Specifications page, starting on the Effective Valuation Date of each gross payment, reduced proportionately to reflect withdrawals. For each withdrawal, the proportionate reduction is calculated as the death benefit under this option immediately prior to the withdrawal multiplied by the withdrawal amount and divided by the Accumulated Value immediately prior to the withdrawal; or,

                    (c) the death benefit that would have been payable on the
                        most recent contract anniversary, increased for subsequent payments, and decreased proportionately for subsequent withdrawals.

OWNER'S DEATH       If an Owner who is not also the Annuitant dies before the
BENEFIT BEFORE      Annuity Date, the death benefit will be the Accumulated
THE ANNUITY DATE    Value increased by any positive Market Value Adjustment.

PAYMENT OF THE      The death benefit will be paid to the Beneficiary within
DEATH BENEFIT       7 days of the Effective Valuation Date unless the Owner
BEFORE THE          has specified a death benefit annuity option. Instead,
ANNUITY DATE        the Beneficiary may, by Written Request, elect to:

                    (a) defer distribution of the death benefit for a period
                        no more than 5 years from the date of death ; or

                    (b) receive a life annuity or an annuity for a period
                        certain not extending beyond the Beneficiary's life expectancy. Annuity benefit payments must begin within one year from the date of death .

                    If distribution of the death benefit is deferred under
                    (a) or (b), any value in the Guarantee Period Accounts will be transferred to the Money Market Sub-Account. The excess, if any, of the death benefit over the Accumulated Value will also be added to the Money Market Sub-Account. The Beneficiary may, by Written Request, effect transfers and withdrawals, but may not make additional payments.
                    If there are multiple Beneficiaries, the consent of all is required.

                    If the sole Beneficiary is the deceased Owner's spouse, the Beneficiary may, by Written Request, continue the contract and become the new Owner and Annuitant subject to the following:

                    (a) any value in the Guarantee Period Accounts will be
                        transferred to the Money Market Sub-Account.

                    (b) the excess, if any, of the death benefit over the
                        contract's Accumulated Value will also be added to the Money Market Sub-Account;

                    (c) additional payments may be made. A surrender charge will apply only to these additional payments; and

                    (d) any subsequent spouse of the new Owner, if named as the
                        Beneficiary, may not continue the contract.

DEATH BENEFIT AND   If the Annuitant dies after the Annuity Date but before
PAYMENT AFTER THE   all guaranteed annuity benefit payments have been made,
ANNUITY DATE        the remaining payments will be paid to the Beneficiary at
                    least as rapidly as under the annuity option in effect on the Annuitant's death.

                    ANNUITY BENEFIT

ANNUITY OPTIONS     Annuity options are available on a fixed, variable or
                    combination fixed and variable basis. The annuity options described below or any alternative option offered by the Company may be chosen. If no option is chosen, monthly benefit payments under a variable life annuity with payments guaranteed for 10 years will be made.

                    The Owner may also elect to have the death benefit applied under a life annuity or a period certain annuity not extending beyond the Beneficiary's life expectancy. Such an election may not be altered by the Beneficiary.

                    Fixed annuity options are funded through the Fixed Account. Variable annuity options may be funded through one or more of the Sub-Accounts. Not all Sub-Accounts may be made available.

ANNUITY BENEFIT     Annuity benefit payments may be received on a
PAYMENTS            monthly, quarterly, semiannual or annual basis.
                    If the first payment would be less than the Minimum Annuity Benefit Payment (see
                    Specifications page), a single payment will be made instead. The Company reserves the right to increase the minimum payment amount to not more than $500, subject to applicable state regulations. Satisfactory proof of the payee's date of birth must be received at the Principal
                    Office before annuity benefit payments begin.
                    Where a life annuity option has been elected, the Company may require satisfactory proof that the payee is alive before any payment is made.

ANNUITY VALUE       The amount of the first annuity benefit payment
                    under all available options except period certain options will depend on the age of the payee or payees on the Annuity Date and the annuity value applied. Period certain options are based on the duration of payments and the annuity value.

                    For life annuity options and non-commutable period certain options with a duration of 10 years or more, the annuity value will be the Accumulated Value and may include any applicable Market Value Adjustment less any premium tax. For commutable period certain options or any period certain option less than 10 years, the annuity value will be the Surrender Value less any premium tax. For a death benefit annuity, the annuity value will be the amount of the death benefit. The annuity value applied under a variable annuity option is based on the Accumulation Unit value on a Valuation Date not more than four weeks, uniformly applied, before the Annuity Date.

ANNUITY UNIT        A Sub-Account Annuity Unit value on any
VALUES              Valuation Date is equal to its value on the
                    preceding Valuation Date multiplied by the product of:

                    (a) a discount factor equivalent to the assumed
                        interest rate; and
                    (b) the net investment factor of the Sub-Account funding
                        the annuity benefit payments for the applicable Valuation Period.

                    The value of an Annuity Unit as of any date other than a Valuation Date is equal to its value as of the preceding Valuation Date.

                    Each variable annuity benefit payment is equal to the number of Annuity Units multiplied by the applicable value of an Annuity Unit, except that under a Joint and Two-Thirds Option, payments to the surviving payee are based on two-thirds the number of Annuity Units that applied when both payees were living. Variable annuity benefit payments will increase or decrease with the value of annuity units. The Company guarantees that the amount of each variable annuity benefit payment will not be affected by changes in mortality and expense experience.

NUMBER OF           The number of Annuity Units determining the
ANNUITY UNITS       benefit payable is equal to the amount of the
                    first annuity benefit payment divided by the value of the Annuity Unit as of the Valuation
                    Date used to calculate the amount of the first payment. Once annuity benefit payments begin, the number of Annuity Units will not change unless a split is made.

ANNUITY BENEFIT     VARIABLE OR FIXED LIFE ANNUITY WITH PAYMENTS
PAYMENT OPTIONS     GUARANTEED FOR 10 YEARS:  Periodic annuity
                    benefit payments during the payee's life. If the payee dies before all guaranteed payments have been made, the remaining payments will be made to the Beneficiary.

                    VARIABLE OR FIXED LIFE ANNUITY: Periodic annuity benefit payments during the payee's life.

                    UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY:
                    Periodic annuity benefit payments during the payee's life. If the payee dies and the annuity value initially applied to purchase the option, divided by the first payment, exceeds the number of payments made before the payee's death, payments will continue to the Beneficiary until the number of payments equals the Annuity Value divided by the first payment.

                    JOINT AND SURVIVOR VARIABLE OR FIXED LIFE
                    ANNUITY: Periodic annuity benefit payments during the joint lifetime of two payees with payments continuing during the lifetime of the survivor. One of the payees must be the Annuitant or, if the Annuitant is not living when payments begin, one of the payees must be the Beneficiary.

                    JOINT AND TWO-THIRDS SURVIVOR VARIABLE OR FIXED
                    LIFE ANNUITY:   Periodic annuity benefit
                    payments during the joint lifetime of two payees with payments continuing during the lifetime of the survivor at two-thirds the amount payable when both payees were living. One of the payees must be the Annuitant or, if the Annuitant is not living when payments begin, one of the payees must be the Beneficiary.

                    VARIABLE OR FIXED ANNUITY FOR A PERIOD CERTAIN:
                    Periodic annuity benefit payments for a chosen number of years. The number of years selected may be from 1 to 30. If the payee dies before the end of the period, remaining payments will continue to the Beneficiary.

ANNUITY TABLES      The first annuity benefit payment will be based on the
                    greater of the guaranteed annuity rates shown in the following tables or the Company's non-guaranteed current annuity option rates applicable to this class of contracts. Second and subsequent annuity benefit payments, when based on the investment experience of the Variable Account, may increase or decrease.

                             ANNUITY OPTION TABLES

                      FIRST MONTHLY ANNUITY BENEFIT PAYMENT
                    FOR EACH $1,000 OF ANNUITY VALUE APPLIED


    Age                 Life Annuity with           Life            Unit Refund
  Nearest             Payments Guaranteed          Annuity          Life Annuity
  Birthday                for 10 Years
--------------------------------------------------------------------------------
    50                       4.22                    4.24               4.14

    51                       4.28                    4.31               4.19
    52                       4.34                    4.37               4.25
    53                       4.41                    4.44               4.31
    54                       4.48                    4.52               4.37
    55                       4.55                    4.59               4.43

    56                       4.63                    4.68               4.50
    57                       4.71                    4.76               4.57
    58                       4.80                    4.86               4.65
    59                       4.89                    4.96               4.73
    60                       4.98                    5.06               4.82

    61                       5.08                    5.18               4.90
    62                       5.19                    5.30               5.00
    63                       5.30                    5.43               5.10
    64                       5.42                    5.56               5.20
    65                       5.55                    5.71               5.31

    66                       5.68                    5.87               5.43
    67                       5.81                    6.04               5.55
    68                       5.96                    6.22               5.68
    69                       6.11                    6.41               5.81
    70                       6.26                    6.62               5.96

    71                       6.43                    6.84               6.11
    72                       6.60                    7.08               6.27
    73                       6.77                    7.34               6.44
    74                       6.95                    7.62               6.62
    75                       7.13                    7.91               6.81
--------------------------------------------------------------------------------


           These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table.

                    FIRST MONTHLY ANNUITY BENEFIT PAYMENT
                  FOR EACH $1,000 OF ANNUITY VALUE APPLIED


                                                           Joint and Two-Thirds Survivor Life
              Joint and Survivor Life Annuity                            Annuity
                         Older Age                                      Older Age
---------------------------------------------------------------------------------------------------
            50    55    60    65    70    75    80        50    55    60    65    70    75     80
----------------------------------------------------------------------------------------------------
 Y   50    3.91  3.97  4.02  4.05  4.07  4.09  4.10      4.25  4.40  4.57  4.76  4.96  5.18   5.39
 O
 U   55          4.18  4.26  4.32  4.36  4.39  4.41            4.60  4.80  5.02  5.26  5.50   5.75
 N
 G   60                4.54  4.65  4.73  4.78  4.81                  5.08  5.35  5.63  5.92   6.21
 E
 R   65                      5.04  5.19  5.29  5.35                        5.74  6.10  6.46   6.82

 A   70                            5.75  5.95  6.08                              6.67  7.15   7.62

 G   75                                  6.77  7.06                                    8.04   8.69

 E   80                                        8.29                                          10.05

           These tables are based on an annual interest rate of 3 1/2% and the 1983(a) Individual Mortality Table.



                       FIRST MONTHLY ANNUITY BENEFIT PAYMENT
                      FOR EACH $1,000 OF ANNUITY VALUE APPLIED

Number of   Variable or Fixed Annuity  Number of   Variable or Fixed Annuity
 Years        for a Period Certain       Years        for a Period Certain
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   1                 84.65                 16                6.76
   2                 43.05                 17                6.47
   3                 29.19                 18                6.20
   4                 22.27                 19                5.97
   5                 18.12                 20                5.75

   6                 15.35                 21                5.56
   7                 13.38                 22                5.39
   8                 11.90                 23                5.24
   9                 10.75                 24                5.09
   10                 9.83                 25                4.96

   11                 9.09                 26                4.84
   12                 8.46                 27                4.73
   13                 7.94                 28                4.63
   14                 7.49                 29                4.53
   15                 7.10                 30                4.45

   These tables are based on an annual interest rate of 3 1/2%.

                    GENERAL PROVISIONS

ENTIRE CONTRACT     The entire contract consists of this contract, any
                    application attached at issue and any endorsements.

MISSTATEMENT OF     If a payee's age is misstated, the Company will adjust
AGE                 all annuity benefit payments to those that the annuity
                    value applied would have purchased at the correct age.
                    Any underpayments already made by the Company will be paid immediately. Any overpayments will be deducted from future annuity benefits.

MODIFICATIONS       Only the President, a Vice President or Secretary of the
                    Company may modify or waive any provisions of this contract. Agents or Brokers are not authorized to do so.

INCONTESTABILITY    The Company cannot contest this contract.

CHANGE OF ANNUITY   The Owner may change the Annuity Date by Written Request
DATE                at any time after the contract has been issued.  The
                    request must be received at the Principal Office at least one month before the new Annuity Date. The alternative
                    Annuity Date must be the first of any month prior to the Maximum Alternative Annuity Date shown on the
                    Specifications page and must be within the life expectancy of the Annuitant. The Company will determine life expectancy at the time a change in the Annuity Date is requested.

MINIMUMS All values, benefits or settlement options available under this contract equal or exceed those required by the state in which the contract is delivered.

ANNUAL REPORT       The Company will furnish an annual report to the Owner
                    containing a statement of the number and value of Accumulation Units credited to the Sub-Accounts, the value of the Fixed Account and the Guarantee Period
                    Accounts and any other information required by applicable law, rules and regulations.

ADDITION, DELETION, The Company reserves the right, subject to compliance
OR SUBSTITUTION OF  with applicable law, to add to, delete from, or
INVESTMENTS         substitute for the shares of a Fund that are held by the
                    Sub-Accounts or that the Sub-Accounts may purchase.  The
                    Company also reserves the right to eliminate the shares of any Fund no longer available for investment or if the Company believes further investment in the Fund is no longer appropriate for the purposes of the Sub-Accounts.

                    The Company will not substitute shares attributable to any interest in a Sub-Account without notice to the Owner and prior approval of the Securities and Exchange Commission as required by the Investment Company Act of 1940. This will not prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from permitting a conversion between series or classes of contracts on the basis of requests made by Owners.

                    The Company reserves the right, subject to compliance with applicable laws, to establish additional Guarantee Period Accounts and Sub-Accounts and to make them available to any class or series of contracts as the Company considers appropriate. Each new Sub-Account will invest in a new investment company or in shares of another open-end investment company. The Company also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of any Sub-Accounts to any other Sub-Accounts. In the event of any substitution or change, the Company may, by appropriate notice, make such changes in this and other contracts as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of contract Owners, the Variable Account or any Sub-Account may be operated as a management company under the Investment Company Act of 1940, or may be deregistered under that Act in the event registration is no longer required, or may be combined with other accounts of the Company.

CHANGE OF NAME      Subject to compliance with applicable law, the Company
                    reserves the right to change the names of the Variable
                    Account or the Sub-Accounts.

FEDERAL TAX         The Variable Account is not currently subject to tax, but
CONSIDERATIONS      the Company reserves the right to assess a charge for
                    taxes if the Variable Account becomes subject to tax.

SPLITTING OF UNITS  The Company reserves the right to split the value of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on the benefits, provisions or investment return of this contract or upon the Owner, the Annuitant, any Beneficiary, or the Company.

INSULATION OF       The investment performance of Separate Account assets is
SEPARATE ACCOUNT    determined separately from the other assets of the
                    Company. The assets of a Separate Account equal to the reserves and liabilities of the contracts supported by the account will not be charged with liabilities from any other business that the Company may conduct.

VOTING RIGHTS       The Company will notify Owners with voting interests of
                    any shareholders' meeting at which Fund shares held by each Sub-Account will be voted and will provide proxy materials together with a form to be used to give voting instructions to the Company. The Company will vote Fund shares for which no timely instructions have been received in the same proportion as shares of that Fund for which instructions have been received.

                    Prior to the Annuity Date, the number of shares is determined by dividing the dollar value of the Sub-Account Accumulation Units by the net asset value of one Fund share. After the Annuity Date, the number of Fund shares is determined by dividing the reserves held in each Sub-Account to meet the annuity obligations by the net asset value of one Fund share.


              Flexible Payment Deferred Variable and Fixed Annuity
            Annuity Benefits Payable to Annuitant on the Annuity Date
             Death Benefit Payable to Beneficiary if either Owner or
                      Annuitant Dies prior to Annuity Date
                                  Non-Participating